Exhibit 10.5.2
FIRST AMENDMENT TO
INTERCOMPANY SERVICES AGREEMENT
     THIS FIRST AMENDMENT TO INTERCOMPANY SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of December, 2007 by and between COLT DEFENSE LLC, a Delaware limited liability company (“Colt Defense”), and COLT’S MANUFACTURING COMPANY LLC, a Delaware limited liability company (“CMC”).
RECITALS:
     A. Colt Defense provides certain services to CMC and CMC uses certain of Colt Defense’s facilities (collectively, the “Services”).
     B. Effective as of July 1, 2007, Colt Defense and CMC entered into an Intercompany Services Agreement (the “Original Agreement”) memorializing the Services that Colt Defense provides and the basis on which Colt Defense is to be compensated for such Services.
     C. CMC has hired personnel to perform for itself certain accounting services that previously were performed for CMC by Colt Defense pursuant to the Original Agreement. CMC and Colt Defense wish to amend the Original Agreement to reflect this fact and to adjust the compensation under the Original Agreement accordingly.
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties as set forth herein, the parties do hereby agree as follows:
     1. Article IV of the Original Agreement is deleted in its entirety and the following is substituted in lieu thereof:
     “ARTICLE IV DATA PROCESSING SERVICES
     “4.1 Data Processing Services to be Provided. At CMC’s option, Colt Defense shall provide to CMC data processing services as required by CMC. “Data Processing Services” shall mean data processing services of substantially the same type and quantity as have been provided by Colt Defense to CMC prior to the date of this Agreement.
     4.2 Payment for Data Processing Services. CMC shall pay Colt Defense a single all-inclusive fee for all Data Processing Services (the “Data Processing Services Fee”) at an annual rate of $25,000 per year for each one-year period during the term of this Agreement. CMC shall not be entitled to terminate its receipt of or payment for Data Processing Services except in connection with termination of this Agreement. The Data Processing Services Fee shall be paid in accordance with Section 8.1.
     4.3 Timing of Services. Any Data Processing Services provided by Colt Defense shall be performed in a reasonably prompt manner by the staff group that performed such services for CMC prior to the date of this Agreement, subject to the availability of personnel.”

     2. This Agreement shall be effective as of December 1, 2007. All payments due Colt Defense for services provided prior to December 1, 2007 shall be payable in accordance with the Original Agreement, without regard to this Agreement. Payment for services rendered on or after December 1, 2007 shall be payable in accordance with the Original Agreement as amended by this Agreement.
     3. Except as amended by this Agreement, the Original Agreement is unaffected and shall remain in full force and effect.
     IN WITNESS WHEREOF, Colt Defense and CMC have caused this Agreement to be executed by their respective duly authorized representatives in the manner legally binding upon them as of the date first above written.

COLT DEFENSE LLC
By:	/s/ William M. Keys
LtGen Wm M. Keys USMC (Ret.)
President and Chief Executive Officer

COLT’S MANUFACTURING COMPANY LLC
By:	/s/ Carlton S. Chen
Carlton S. Chen
Its Secretary